EXHIBIT 99.1

N  E  W  S     R  E  L  E  A  S  E

FOR IMMEDIATE RELEASE May 21, 2007	Contact: Investor Relations Dept. (800) 536-7453
TORCH ENERGY ROYALTY TRUST DECLARES
SECOND QUARTER 2007 DISTRIBUTION
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) today announced a cash distribution of 10.0 cents per unit, payable on June 11, 2007 to unitholders of record on May 31, 2007. This cash distribution is attributable to first quarter 2007 production from the underlying properties of the Trust.
Production attributable to the Trust’s net profits interests, excluding the Robinson’s Bend field and infill wells, was 464,331 Mcf of gas and 3,804 Bbls of oil for the first quarter of 2007. Production attributable to the Trust’s net profits interests in the Robinson’s Bend field was 412,998 Mcf of gas for the quarter.
Capital expenditures totaling $0.2 million (approximately 2.4 cents per unit) were deducted in calculating net proceeds payable to the Trust during the quarter ended June 30, 2007. Such costs mainly pertain to workovers and recompletions of certain wells in the Cotton Valley and Austin Chalk fields. Torch anticipates that additional workovers and recompletions will be performed in future periods in an effort to maximize production attributable to the underlying properties. Such capital expenditures reduce cash distributions paid to the Trust.
The average price attributable to production (excluding the Robinson’s Bend field) during the quarter ended March 31, 2007 was $4.29 per Mcf of gas after deducting gathering fees and $49.96 per Bbl of oil. Because the Trust’s index price for gas exceeded $2.26 per MMBtu during the first quarter, Torch Energy Marketing, Inc. (“TEMI”) was entitled to deduct 50% of such excess (“Sharing Price Adjustment”) in calculating the purchase price for production. The Sharing Price Adjustment for production attributable to the underlying properties in all four fields during the quarter ended March 31, 2007 was $1.8 million. Additionally, TEMI accrues price credits as a result of its obligation to purchase gas for the minimum price of $1.83 per MMBtu. TEMI is entitled to recoup such credits in future periods when the Trust’s index price exceeds the minimum price. As of March 31, 2007, TEMI has no accrued price credits.

The Trust received no payments with respect to the Robinson’s Bend field during the quarter ended June 30, 2007. In calculating Robinson’s Bend field net proceeds pertaining to the quarter ended March 31, 2007 production, costs and expenses exceeded revenues, net to the Trust, by approximately $107,000. Neither the Trust nor unitholders are liable to pay such deficit. However, the Trust will receive no payments with respect to the Robinson’s Bend field until future proceeds exceed the sum of future costs and expenses and cumulative excess of such costs and expenses, including interest (“Robinson’s Bend Cumulative Deficit”). As of March 31, 2007, the Robinson’s Bend Cumulative Deficit was approximately $158,000.
The Trust will terminate upon the first to occur of: (i) an affirmative vote of the holders of not less than 66-2/3% of the outstanding units to liquidate the Trust; (ii) such time as the ratio of the cash amounts received by the Trust from the net profits interests to administrative costs of the Trust is less than 1.2 to 1.0 for three consecutive quarters; (iii) March 1 of any year if it is determined that the pre-tax future net cash flows, discounted at 10%, attributable to the estimated net proved reserves of the net profits interests on the preceding December 31, are less than $25.0 million; or (iv) December 31, 2012.
As of May 21, 2007, the Trust has not terminated as none of the aforementioned events had occurred. The pre-tax future net cash flows, discounted at 10%, attributable to estimated net proved reserves of the net profits interests as of December 31, 2006 was approximately $26.4 million. Such estimate was prepared pursuant to Securities and Exchange Commission guidelines and utilized an unescalated Henry Hub spot price for natural gas on December 31, 2006 of $5.64 per MMBtu.
Upon termination of the Trust, the Trustee is required to sell the net profits interests. No assurances can be given that the Trustee will be able to sell the net profits interests, or the price that will be distributed to unitholders following such a sale. Such distributions could be below the market value of the Units.
The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 99% of the estimated reserves are gas.
Torch is a privately held, Houston-based company incorporated in 1981. It is the parent company of Torch Energy TM, Inc., Torch Energy Services Inc., Torch Energy Marketing Inc., Torch E&P Company and the general partner of Resaca Exploitation, L. P. Torch has a long history of owning, operating and maximizing value from large oil and gas projects. During its history, Torch has been directly responsible for the investment and management of over $3 billion in the energy industry.
Additional Information Concerning Torch, the Administrative Services Provider:
Torch Energy Advisor Incorporated (the administrative service provider of the Trust) and its subsidiaries are a party to an administrative services agreement whereby Torch and its subsidiaries provide certain administrative and related services to the Trust. See Item 13 — Administrative Services Agreement of the Form 10-K for the period ended December 31, 2006.

If Torch and its subsidiaries or TEMI were to become unable to meet their obligations to the Trust, such inability might have a material adverse effect on the operations of the Trust.
This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust, are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including but not limited to, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.

TORCH ENERGY ROYALTY TRUST
QUARTER ENDED JUNE 30, 2007 DISTRIBUTION (1)

	Chalkley,
	Cotton Valley
	and	Robinson’s
	Austin Chalk	Bend
	Fields	Field	Total
MCF
Chalkley	246,293	—
Cotton Valley	159,726	—
Austin Chalk	58,312	—
Robinson’s Bend	—	412,998

	464,331	412,998

BBLS
Chalkley	1,069	—
Cotton Valley	714	—
Austin Chalk	2,021	—
Robinson’s Bend	—	—

	3,804	—

Average price
Per MCF (after gathering fees)	$4.29	$3.87
Per BBL	$49.96	$0.00
Gas revenues, net of gathering fees	$1,990,714	$1,598,455
Oil revenues	190,054	—

	2,180,768	1,598,455

Lease operating expenses	557,093	1,522,617
Severance taxes	198,059	141,124

	755,152	1,663,741

Net proceeds before capital expenditures	1,425,616	(65,286)

Capital expenditures	206,888	41,461

Net proceeds	1,218,728	(106,747)
Cumulative Deficit	—	—

	1,218,728	(106,747)
Net profits percentage	95.00%	n/a

Net profits income	1,157,792	—	1,157,792

General and administrative expenses			(297,792)

Distribution			$860,000

Distribution per unit			$0.1000

(1)	The quarter ended June 30, 2007 distribution mainly pertains to production during the quarter ended March 31, 2007.